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                                                                    Exhibit 99.1

Contacts:

Investors                                         Media
Phyllis Knight, Chief Financial Officer           Mark Semer or Michael Freitag
(248) 340-9090                                    Kekst and Company
Colleen Bauman, VP, Investor Relations            (212) 521-4800
(248) 340-7731

                         AL KOCH TO BE NAMED CHAIRMAN OF
                           CHAMPION ENTERPRISES, INC.

             KOCH ALSO TO SERVE AS INTERIM PRESIDENT AND CEO TO LEAD DEVELOPMENT OF STRATEGY TO ACCELERATE RETURN TO PROFITABILITY

AUBURN HILLS, MI, June 30, 2003 - Champion Enterprises, Inc. (NYSE: CHB), the world's largest homebuilder, today announced that Albert A. Koch will be named Chairman of the Board at a scheduled meeting of the Board of Directors to be held this afternoon. Mr. Koch will also be appointed Interim President and Chief Executive Officer, and charged with leading a thorough review of Champion's operations and accelerating the strategy to return the company to profitability.

Mr. Koch will succeed Walter R. Young who is departing after 13 years of leading the company. The Champion Board of Directors thanks Mr. Young for his significant contributions to the company and wishes him all the best in the future.

The Board of Directors believes that Champion's most important priorities are to accelerate the pace of change at the company and return to profitability, both areas where Mr. Koch has a proven track record of excellence. He will be supported by the Performance Improvement Group of AlixPartners LLC. Mr. Koch is Chairman of AlixPartners.

Mr. Koch said, "I am excited to lead Champion at this important time in its history. The company has the leading brand in manufactured housing, a great distribution network and dedicated people at all levels of the organization. Champion today needs to take action to strengthen its operations and reduce its cost structure as the challenging industry environment continues. My focus at Champion will be on these important needs, which we believe will lead to improved financial results and an enhanced competitive position. The company has an exceptionally strong cash position and no principal debt payments due until 2007, which gives us important financial strength as we move forward."

Brian Jellison, a Director of Champion, added, "Al Koch's arrival gives the Board considerable confidence as we head into this leadership transition. As our Interim President and CEO during the next several months, we expect that Al will lay the groundwork for Champion to distinguish itself as the low-cost, high-value provider in the manufactured housing industry - in any economic environment. He will also take an active role with the Board in the recruitment of a permanent President and CEO. Al's considerable experience will facilitate Champion's ability to accelerate the change initiatives that are underway, and develop new opportunities to strengthen the company's performance."

The Board of Directors expects that Mr. Koch's service as President and CEO will continue for the duration of a search for a permanent President and CEO. After the search is completed, Mr. Koch is expected to serve as Non-Executive Chairman.

Mr. Koch most recently served as interim Chief Financial Officer of Kmart Corporation. In this position, he provided executive leadership and led the development of a multi-year operating business plan, as well as driving financial performance in conformity with the plan. His other assignments have included serving as interim CFO of Oxford Health Plans and leading the restructuring of Ryder System, Inc., which resulted in the building of significant shareholder value. Mr. Koch was a partner with Ernst & Young for 14 years,

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including seven years as Managing Partner of the firm's Detroit office. He holds a bachelor's degree in accounting from Elizabethtown College, and is a member of several professional associations.

Conference Call
Champion Enterprises will host an investment community conference call to discuss this leadership change today, Monday, June 30, 2003 at 9:00 am Eastern time. To participate in the conference call, please dial (719) 867-0640. The call can also be accessed via the company's website, www.championhomes.net, by visiting the Investor Relations section, clicking on "Live Webcast" and following the instructions.

A replay of the conference call will be available after 12:00 pm Eastern time today through midnight on Sunday, July 6. To access the replay, dial (719) 457-0820, passcode #567142. The replay can also be heard via the Investor Relations section of the website shortly after the call is completed. To access the replay, visit the Investor Relations section of the website, click on "Audio Archives" and select "Leadership Change."

About Champion Enterprises
Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the world's leading homebuilder and has produced more than 1.5 million homes since the company was founded. The company operates 34 homebuilding facilities and 118 retail stores, and provides consumer financing for purchasers of Champion-built homes. Further information can be found using the company's website at www.championhomes.net.

Safe Harbor Statement
This news release contains certain statements, including statements regarding operational strategy, cost reduction, profitability and competitive position that could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans and events. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and those discussions regarding risk factors are incorporated herein by reference.

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